EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated January 15, 2026, with respect to the financial statements of All Cap Core Strategy 2026-1, Dividend Income Leaders Strategy Portfolio 2026-1, Large Cap Core Strategy 2026-1, Mid Cap Core Strategy 2026-1, PowerPicks Portfolio 2026-1, Small Cap Core Strategy 2026-1 and NASDAQ-100 Growth Leaders Portfolio 2026-1 (included in Invesco Unit Trusts, Series 2459) as of January 15, 2026 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-291356) and related Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
January 15, 2026